Exhibit 10.2

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement made as of the 25th day of June, 2007, by and between Buckeye GP Holdings L.P., a Delaware limited partnership and the successor to Glenmoor LLC, (“BGH”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”) and Robert B. Wallace, residing at                              (“Employee”), amends and restates the Severance Agreement, dated as of September 1, 2004, between Glenmoor LLC and Employee (the “Prior Agreement”).

WHEREAS, Employee is an employee of BPLSC, currently serving as its Senior Vice President — Finance and Chief Financial Officer;

WHEREAS, BGH is entering into this Agreement to guarantee performance of BPLSC’s obligations under this Agreement;

WHEREAS, the Board (defined below) believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to BPLSC without distraction notwithstanding the fact that the BPL Entities (defined below) or BGH Entities (defined below) could be subject to a change of control, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of BPLSC; and

WHEREAS, in consideration of Employee’s continued employment with BPLSC and his agreement to keep information of the Partnerships (defined below) confidential and not to compete with the Partnerships in the event Employee’s employment is terminated, BPLSC agrees that Employee shall receive the compensation set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee’s employment with BPLSC is terminated without cause under the circumstances described herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Base Compensation” shall mean $300,000.

“Beneficial Owner” of any securities shall have the meaning ascribed to such term in Rule 13d-2 of the General Rules and Regulations under the Exchange Act.

“BGH Entities” means BGH, MainLine Management LLC, Buckeye GP LLC, MainLine GP, Inc., and MainLine L.P., collectively.

“BGH GP Holdings” means BGH GP Holdings, LLC, a Delaware limited liability company, which as of the date hereof is owned by ArcLight Energy Partners Fund III, L.P., Kelso Investment Associates VII, L.P., KEP VI, LLC and Lehman Brothers Co. — Investment Partners, L.P.

“BPL” means Buckeye Partners, L.P., a Delaware limited partnership.

“BPL Entities” means BPL, its operating partnerships and other subsidiaries, and BPLSC, collectively.

“Board” means the board of directors or similar governing body of BGH.

“Cause” means (i) misappropriation of funds or any act of common law fraud, theft, or embezzlement, (ii) habitual insobriety or substance abuse, (iii) conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude, (iv) willful misconduct or gross negligence by Employee in the performance of his duties, the willful failure of Employee to perform a material function of Employee’s duties hereunder or material failure to comply with any lawful directive of the Board, or Employee’s engaging in a conflict of interest or other breach of fiduciary duty, (v) material violation of the code of conduct of the BPL Entities and policy on workplace harassment, or (vi) Employee is the subject of a judicial or administrative order obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud.

“Change of Control” shall be deemed to have taken place upon the occurrence of any of the following events:

(a)           any Person, except the BGH Entities or the BPL Entities, or any employee benefit plan of the BGH Entities or the BPL Entities (or of any Affiliate or Associate thereof, or any Person or entity organized, appointed or established by the BGH Entities or the BPL Entities for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner, or the holder of proxies, in the aggregate of 80% or more of the limited partnership units (the “Units”) of BGH or BPL then outstanding; provided, however, that no “Change of Control” shall be deemed to occur for purposes of clause (a) hereof during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 79% of the Units of BGH or BPL then outstanding or to solicit proxies; or

(b)           any Person, except one or more of the equity owners of BGH GP Holdings as of the date hereof, or any Affiliate or Associate of such equity owners or any employee benefit plan of the BGH Entities or the BPL Entities (or of any Affiliate or Associate or any Person or entity organized, appointed or established by the BGH Entities or the BPL Entities for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 51% or more of the general partner interests of BGH or BPL; or

(c)           if either BGH or BPL and its respective general partner are combined into a single entity (the “Successor”), any Person, except one or more of the equity owners of BGH

GP Holdings as of the date hereof, or any Affiliate or Associate of such equity owners or any employee benefit plan of the BGH Entities or the BPL Entities (or of any Affiliate or Associate thereof or any Person or entity organized, appointed or established by the BGH Entities or the BPL Entities for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 50% or more of the voting equity interests of the Successor then outstanding; provided, however, that no “Change of Control” shall be deemed to occur for purposes of clause (c) hereof during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 49% of the voting equity interests of the Successor then outstanding or to solicit proxies.

Without limiting the foregoing, the term “Change of Control” shall be deemed to include the transactions contemplated by the Purchase Agreement, dated as of April 3, 2007, among Carlyle/Riverstone BPL Holdings II, L.P., certain Limited Partners of Buckeye GP Holdings L.P. and BGH GP Holdings, LLC, as well as any subsequent transaction satisfying the foregoing definition of a “Change of Control”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means MainLine Management LLC.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Partnerships” means the BGH Entities and the BPL Entities, collectively.

“Person” shall have the same meaning as in Section 13(d) and 14(d) of the Exchange Act.

“Subsidiary” means any entity in which the BGH Entities or the BPL Entities, directly or indirectly, own at least a 50% interest or an unincorporated entity of which the BGH Entities or the BPL Entities, directly or indirectly, owns at least 50% of the profits or capital interests.

“Termination Date” means the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

“Termination of Employment” means the termination of Employee’s employment relationship with the Partnerships, which event shall constitute a “separation from service” under section 409A of the Internal Revenue Code.

2.             Notice of Termination.  Any Termination of Employment shall be communicated by a Notice of Termination in accordance with Section 16 hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific reasons for the termination, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

3.             Severance Compensation upon Termination.

(a)           Subject to the last sentence of this paragraph, Employee shall receive severance compensation as described below upon a Termination of Employment that is either:

(i)                                     initiated by BPLSC for any reason other than (x) Employee’s continuous illness, injury or incapacity for a period of six consecutive months or (y) for “Cause;” or

(ii)                                  initiated by Employee after a Change of Control has occurred upon one or more of the following occurrences:

(A)          any failure of BPLSC to comply with and satisfy any of the terms of this Agreement;

(B)           any significant reduction by BPLSC of the authority, duties, reporting responsibilities or job responsibilities of Employee;

(C)           any removal by BPLSC of Employee from the employment grade or officer positions which Employee holds as of the date hereof except in connection with promotions to higher office, or any elimination of Employee from eligibility to participate in employee benefit plans or policies except changes applicable to all executive level employees as a group;

(D)          any reduction or diminution in Employee’s base compensation amount or annual bonus opportunity; or

(E)           a transfer of Employee, without his express written consent, to a location that is more than 100 miles from his principal place of business immediately preceding the Change of Control.

In the event of a Termination of Employment described above, and subject to the last sentence of this paragraph, BPLSC shall pay to Employee, within fifteen days after the Termination Date, an amount in cash, payable in a lump sum, equal to twice Employee’s Base Compensation. Notwithstanding the foregoing, no such payment shall be made unless Employee executes, and does not revoke, a written release, substantially in the form attached hereto as Annex 1 (the “Release”), of any and all claims against BPLSC and all related parties with respect to all matters arising out of Employee’s employment by BPLSC (other than any entitlements under the terms of this Agreement or under any other plans or programs of BPLSC in which Employee participated and under which Employee has accrued or become entitled to a benefit) or the termination thereof.

(b)           In the event a severance payment is made under paragraph (a) above, BPLSC will provide Employee with the following payments for a period of 12 months from the Termination Date; provided, however, that this obligation shall cease upon Employee’s obtaining new employment that provides Employee with eligibility for medical benefits without a pre-existing condition limitation (such period is referred to as the “Benefit Period”):

(i)                                     During the Benefit Period, BPLSC will pay Employee a monthly payment on the first payroll date of each month equal to the COBRA cost of continued health and dental coverage under health and dental plans of BPLSC pursuant to section 4980B of the Internal Revenue Code, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee.  These payments will commence on BPLSC’s first payroll date after the Termination Date and will continue until the end of the Benefit Period.

(ii)                                  On each date on which a payment is made under subsection (i) above, BPLSC will pay Employee an additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that Employee incurs on the amount paid under subsection (i), and on the amount paid under this subsection (ii), on that date; provided, however, that for purposes of this subsection (ii), the aggregate tax rate for the federal, state and local income and payroll taxes above shall be assumed to be 25%.  This gross up payment will be made with respect to each payment under subsection (i) and will cease when payments under subsection (i) cease.

(c)           If Employee incurs a Termination of Employment other than as described in Section 3(a), Employee shall receive no severance compensation under this Agreement, and this Agreement shall terminate; provided that the obligations of Employee under Sections 11, 12, 13, 24 and 25 shall continue in effect according to their terms.

4.             Other Payments.  The payment due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of BPLSC, except for severance compensation as described in Section 8 below.

5.             Establishment of Trust.  BPLSC may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations hereunder.  Funding of such trust fund shall be subject to BPLSC’s discretion, as set forth in the agreement pursuant to which the fund will be established.

6.             Enforcement.

(a)           In the event that BPLSC shall fail or refuse to make payment of any amounts due Employee under this Agreement, BGH agrees to make such payment on behalf of BPLSC.

(b)           In the event that BGH and BPLSC shall fail or refuse to make payment of any amounts due Employee under Sections 3 and 4 hereof within the respective time periods provided therein, BGH shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Sections 3 or 4. In such event, the parties shall engage in arbitration in the City of Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by BGH and one by Employee, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

(c)           BGH shall pay Employee on demand the amount necessary to reimburse Employee in full for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Employee in enforcing any of the obligations of BPLSC and BGH under this Agreement subject to Employee’s duty to repay such sums to BPLSC and BGH  in the event that the Employee does not prevail on any material issue which is the subject of such arbitration.  If Employee prevails on at least one material issue which is the subject of such arbitration, BGH shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including Employee’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.  All reimbursements shall be made in accordance with section 409A of the Internal Revenue Code.

7.             No Mitigation.  Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the BGH Entities or the BPL Entities, and for which Employee may qualify, from the date hereof through the Termination Date; provided, however, that Employee hereby waives Employee’s right to receive any payments under any severance pay plan or similar program applicable to other employees of BPLSC, the BPL Entities or the BGH Entities.

9.             No Set-Off.  Except as specifically provided for herein, the obligation of BGH and BPLSC to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the BGH Entities or the BPL Entities may have against Employee or others.

10.           Taxes.  Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and BGH and BPLSC shall use their best efforts to satisfy promptly all such requirements.

11.           Confidential Information.  Employee recognizes and acknowledges that, by reason of his relationship to the Partnerships, he has had and will continue to have access to confidential information of the Partnerships, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”).  Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by BPLSC, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board; unless such information is in the public domain through no fault of Employee or except as may be required by law.

12.           Non-Competition.

(a)           During his employment by BPLSC and for a period of six (6) months thereafter, Employee will not, unless acting with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as an officer, director, manager, member, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, (i) any business or enterprise that competes with the Partnerships in any business or enterprise that contributes more than ten percent (10%) of BGH’s consolidated gross revenues, either during his employment by BPLSC or on the Termination Date, as applicable, in any state in which such business or enterprise is so operated (whether or not such business is physically located within those areas) (the “Geographic Area”), or (ii) in any business or enterprise that is a customer of the Partnerships if BGH derives at least five percent (5%) of its consolidated gross revenues either during his employment by BPLSC or on the Termination Date, as applicable, from such customer.  It is recognized by Employee that the Partnerships and Employee’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate.  Employee also shall not, directly or indirectly, during such six (6) month period (i) solicit or divert business from, or attempt to convert any client, account or customer of the Partnerships, whether existing at the date hereof or acquired during Employee’s employment nor (ii) following Employee’s employment, solicit or attempt to hire any then employee of the Partnerships.

(b)           The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

13.           Equitable Relief.

(a)           Employee acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Partnerships, that BGH and BPLSC would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to BGH and BPLSC.  Employee represents that his experience and capabilities are such that the restrictions contained in Section 12 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Employee further represents and acknowledges that (i) he has been advised by BGH and BPLSC to consult his own legal counsel in respect of this Agreement, and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b)           Employee agrees that BGH and BPLSC shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 11 or 12 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which BGH or BPLSC may be entitled.  In the event that any of the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)           Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 11 or 12 hereof, including without limitation, any action commenced by BGH or BPLSC for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Montgomery County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court.  Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16 hereof.

14.           Term of Agreement. The term of this Agreement shall continue until August 31, 2009 and shall be automatically renewed for successive one-year periods thereafter unless BGH or BPLSC notifies Employee in writing that this Agreement will not be renewed at least sixty (60) days prior to the end of the then current term; provided, however, that, in the event of a Termination of Employment, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

15.           Successor Company.  BGH and BPLSC shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of BGH or BPLSC, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against BGH or BPLSC in accordance with the terms hereof, and to become jointly and severally obligated with BGH and BPLSC to perform this Agreement in the same manner and to the same extent that BGH or BPLSC would be required to perform if no such succession or successions had taken place.  Failure of BGH and BPLSC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, BGH and BPLSC shall mean BGH and BPLSC as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.

16.           Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to BGH or BPLSC, to:

Buckeye GP Holdings L.P.

Buckeye Pipe Line Services Company

Five TEK Park

9999 Hamilton Boulevard

Breinigsville, PA 18031

Attention: Chairman

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Howard L. Meyers

If to Employee, to:

Robert B. Wallace

or to such other names or addresses as BGH, BPLSC or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by BPLSC, notice at the last address of BPLSC or to any successor pursuant to Section 15 hereof shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

17.           Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under Internal Revenue Code section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

(b)           The parties agree that Employee is not a “specified employee” for purposes of section 409A as of the date of this Agreement.  Notwithstanding anything in this Agreement to the contrary, if Employee is a specified employee of a publicly traded corporation under section 409A at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period.  If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board in accordance with the provisions of Section 409A and the regulations issued thereunder.

(c)           For purposes of section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  If applicable under section 409A, the first $450,000 (or such greater amount as may be provided under regulations issued under section 409A) of severance compensation paid under this Agreement shall be considered payments upon an involuntary termination under a “separation pay plan” under Section 409A. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

18.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

19.           Contents of Agreement, Amendment and Assignment.

(a)           This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee, BGH and BPLSC and approved by the Board and executed on BGH and BPLSC’s behalf by a duly authorized officer.  The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by BGH or BPLSC or the Board.

(b)           Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of BPLSC or any of the BGH Entities or the BPL Entities.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee, BGH and BPLSC hereunder shall not be assignable in whole or in part by the Employee.

20.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

21.           Remedies Cumulative; No Waiver.  No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  Except as provided by Section 2, no delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

22.           Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

23.           Employee’s Acknowledgment.  By executing this Agreement, Employee acknowledges that he has no grounds for asserting that grounds for a Termination of Employment under Section 3 exists as of the date hereof and that no obligation to pay severance under Section 3 exists at the current time.

24.           Defense of Claims.  Employee agrees that, during a period of 36 months after the Termination Date, upon request from BGH or BPLSC, Employee will cooperate with the BPL Entities and the Partnerships in the defense of any claims or actions that may be made by or against the BPL Entities and the Partnerships that relate to Employee’s prior areas of responsibility, except if Employee’s reasonable interests are adverse to such entities in such claim or action. BGH and BPLSC agree to pay or reimburse Employee for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section 24.  If the requirements of Employee under this Section 24 exceed ten business days, BGH and BPLSC shall compensate Employee thereafter in an amount equal to $1,000 per day.

25.           Non-Disparagement.  Employee agrees that, in communications with Persons other than the Partnerships, he shall not disparage in any way, and shall always speak well of the Partnerships, their Affiliates or respective employees, and under no circumstances shall Employee, in communications with Persons other than the Partnerships and their Affiliates criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals.  Similarly, BPLSC, on behalf of the Partnerships and their Affiliates, agrees not to disparage Employee.  Notwithstanding the foregoing, this Section 25 shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the Partnerships and their Affiliates or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by Employee of his duties and responsibilities on behalf of the Partnerships.  The obligations of Employee and BPLSC under this Section 25 shall continue after the termination of the employment period.  Employee and BPLSC acknowledge that any violation of this Section 25 may cause irreparable injury to the other parties for which monetary damages are inadequate and difficult to compute.  Accordingly, this Section 25 may be enforced by specific performance, and prospective breaches of this Section 25 may be enjoined.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

BUCKEYE GP HOLDINGS, L.P.
By: MainLine Management LLC

By:	/s/
Title:

BUCKEYE PIPE LINE SERVICES COMPANY

By:	/s/
Title:

/s/ Robert B. Wallace
Robert B. Wallace

Annex 1

TERMINATION OF SEVERANCE AGREEMENT AND RELEASE

This Termination of Severance Agreement and Release (the “Agreement”) is between Buckeye GP Holdings, L.P., a Delaware limited partnership (“BGH”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), and Robert B. Wallace (“Employee”), pursuant to the Amended and Restated Severance Agreement between Employee, BGH and BPLSC, dated                       , 2007 (the “Severance Agreement”).  Capitalized terms used but not defined herein shall have the meanings given them in the Severance Agreement.

WHEREAS, Employee is employed by BPLSC, and Employee, BPLSC and BGH are parties to the Severance Agreement;

WHEREAS, Employee’s employment with BPLSC is being terminated in exchange for certain severance benefits and other valuable consideration provided herein;

NOW, THEREFORE, the parties agree to terminate their employment relationship on the following terms and conditions.

1.             Termination of Employment.  BGH, BPLSC and Employee agree that Employee’s employment with BPLSC is terminated as of                        (the “Termination Date”), pursuant to Section 3 of the Severance Agreement.

2.             Complete Release and Other Consideration from Employee.  In exchange for the obligations of BGH and BPLSC under this Agreement, Employee agrees as follows:

a.                                     Complete Release.  On behalf of Employee and Employee’s heirs and assigns, Employee fully releases BGH, BPLSC and each of their parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and, with respect to all such entities, their partners, members, managers, officers, directors, attorneys, agents, and employees (collectively, the “BGH Releasees”), from any and all claims, demands, or causes of action (including claims for attorneys’ fees) (collectively, “Claims”), known or unknown, that Employee may have or may claim to have against any of the BGH Releasees, including but not limited to any claims arising out of Employee’s employment relationship with and service as an employee, officer or director of BPLSC or any BGH Releasee, and the termination of such relationship or service (the “Employee Release”); provided, however, that this Employee Release shall not apply to the obligations of BPLSC or BGH under this Agreement.  This Employee Release includes, without limitation, any claims arising out of any contract (express or implied); any tort (whether based on negligent, grossly negligent, or intentional conduct); or any federal, state, or local law, including, without limitation, the Age Discrimination in Employment Act and the Employee

1

Retirement Income Security Act.  This Employee Release does not include any claims under the Age Discrimination in Employment Act that may arise after this Agreement is executed.  Nothing in this Agreement shall constitute a waiver or release by Employee of any vested benefits under any pension, retirement savings, deferred compensation, vacation, health care or other benefit plan of BGH or BPLSC in which he was a participant.

b.                                      Confidentiality.  Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Employee agrees not to disclose the existence or terms of this Agreement to anyone other than Employee’s immediate family, attorneys, tax advisors, and financial counselors, provided that Employee first informs them of this confidentiality clause and secures their agreement to be bound by it.  Employee understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Employee.

3.     Release and Other Consideration from BPLSC and BGH.  In exchange for Employee’s obligations under this Agreement, BPLSC or BGH shall pay Employee those severance payments and benefits, on the terms provided in the Severance Agreement.  Employee acknowledges that these severance payments are subject to Employee’s compliance with the Severance Agreement.

4.     Right to Consult an Attorney; Period of Review. Employee hereby certifies that:

a.                                       he has read the terms of this Termination of Severance Agreement and Release;

b.                                      he has been informed by BGH and BPLSC, through this document, that he should discuss this Agreement with an attorney of his own choice;

c.                                       he understands the terms and effects of this Agreement;

d.                                      he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him; and

e.                                       neither BGH or BPLSC nor any of its agents, representatives or attorneys has made any representations to Employee concerning the terms or effects of this Termination of Employment Agreement and Release other than those contained herein.

5.     Entire Agreement; Amendment; Continuing Obligations.  This Agreement and the Severance Agreement contain the entire agreements of the parties with respect to Employee’s employment and the other matters covered herein and therein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof.  This Agreement

2

may be amended, waived or terminated only by a written instrument executed by both parties hereto.  Employee hereby reaffirms and agrees to continue to abide by all of Employee’s obligations under the Severance Agreement (including, without limitation, Sections 11, 12, 13, 24 and 25 thereof).

6.     Revocation/Effectiveness.  Employee acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least twenty one (21) days prior to entering into this Agreement and that if he decides to execute this Agreement before the twenty-one (21) day period has expired, he does so voluntarily and waives the opportunity to use the full review period.  He further acknowledges that he has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation pursuant to the notice provisions of the Severance Agreement within said seven (7) day period to BGH and BPLSC, and that if he does exercise this right, this Agreement shall be null and void.

7.     Indemnification Rights.  The execution and delivery of this Agreement shall have no effect on the rights or entitlement of Employee to indemnification under (a) any agreement between Employee and BGH or BPLSC or any of their affiliates or (b) any of the organizational documents of BGH, BPLSC and their affiliates, including, without limitation, MainLine Management LLC, Buckeye Partners, L.P., and Buckeye GP LLC.

8.     Choice of Law.  This Agreement will be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles.  This Agreement is subject to the arbitration provisions in the Severance Agreement.

9.     Effectiveness of Agreement.  This Agreement will be effective, and the payments described above will be made, only if Employee does not revoke the Agreement under Section 6 above.

EXECUTIVE

Signature:
Name: Robert B. Wallace

Date:

BUCKEYE GP HOLDINGS, L.P.
By: MainLine Management LLC

By:
Title:

3

BUCKEYE PIPE LINE SERVICES COMPANY

By:
Title:

4